Exhibit 99.1

News Release

Media Inquiries	Investor Inquiries

Michelle Davidson 908-582-7635 (office) 908-490-1731 (home) mmdavidson@lucent.com	Barbara Gasper 908-582-8577 (office) 888-417-3212 (pager) bgasper@lucent.com

Frank Briamonte 908-582-3193 (office) 800-607-9849 (pager) fbriamonte@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR SECOND FISCAL QUARTER 2002,
MEETS FINANCIAL CONDITIONS TO SPIN AGERE SYSTEMS

•	Board of directors approves distribution of Agere shares to Lucent shareowners

•	Pro forma[1] loss per share[2] improves to a loss of 20 cents (including six-cent tax charge) compared with a loss of 23 cents per share last quarter and a loss of 41 cents per share in the year-ago quarter

•	Company records pro forma revenues of $3.52 billion, a modest sequential improvement

•	Company delivers 23 percent gross margin, a nine-point sequential improvement

FOR RELEASE: MONDAY, APRIL 22, 2002

         MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the second fiscal quarter of 2002 that are in line with its recent guidance announcement.

         The company recorded pro forma revenues of $3.52 billion for the second fiscal quarter of 2002, a modest increase over the $3.47 billion in revenues that Lucent recorded in the first fiscal quarter of 2002. The company recorded $5.33 billion in pro forma revenues in the year-ago quarter. On a sequential basis, the pro forma loss per share from continuing operations was

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reduced from a loss of 23 cents to a loss of 20 cents, including a tax charge of six cents related to recently signed tax legislation. The company recorded a loss of 41 cents per share in the year-ago quarter.

         “We saw significant progress this quarter. Our gross margin grew by nine points and our bottom line improved by nine cents per share, excluding the six-cent tax charge. Our top line showed modest sequential improvement in an environment marked by ongoing capital spending reductions by our customers. In addition, we continued to expand our product portfolio with new optical and data products while simultaneously reducing our overall cost structure. When the market improves, Lucent will be well-positioned to profitably grow the business,” said Lucent Chief Executive Officer Patricia Russo.

LUCENT MEETS CONDITIONS TO SPIN AGERE

         Lucent Technologies also announced that it has met all of the financial conditions under its credit facility to complete the spinoff of Agere Systems, and that the board of directors of Lucent approved a distribution of Agere shares to the Lucent common shareowners. The distribution is planned for June 1, 2002, to the holders of Lucent common stock as of the close of business on May 3, 2002, the record date for the distribution. The common shareowners on the record date will receive a pro rata distribution of all shares of Agere held by Lucent on the distribution date. The pro rata distribution will be determined on the record date.

         “During the March quarter, we were able to improve our gross margin and reduce our expenses more quickly than we had originally planned. This has allowed us to achieve positive earnings before interest, taxes, depreciation and amortization, as defined under our credit facility, by quarter end, which was the final hurdle we were required to clear in order to complete the spin-off of Agere,” said Russo. She continued, “There's no question that it is in the best interest of the shareowners of Lucent and Agere that Agere be an independent company, free from the conflicts inherent in being owned by a large telecommunications equipment provider. We are extremely pleased to celebrate this important day with them.”

GROSS MARGIN

         The company recorded a gross margin of 23 percent in the quarter, a sequential improvement of 9 percentage points. “Our gross margin performance was driven primarily by improved product and geographic mix, and cost reductions,” said Lucent Chief Financial Officer Frank D’Amelio.

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         Looking forward, Lucent continues to target a 35 percent gross margin during fiscal year 2003 through a combination of improved sales volumes and product mix, reduction of inventory-related charges, continued cost reductions, market and product rationalization work, and the introduction of new products.

EXPENSES

         Lucent continued to reduce its expenses during the quarter. On a sequential basis, Lucent’s pro forma selling, general and administrative (SG&A) expenses declined by $336 million to $807 million primarily due to lower provisions for bad debts and customer financings, which decreased by $259 million to $192 million, and $77 million in reduced spending.

         Pro forma research and development (R&D) spending decreased 14 percent sequentially to $524 million. The level of R&D spending in the quarter represented 15 percent of revenues.

PHASE II BUSINESS RESTRUCTURING – PROGRESS TO DATE

         The company continues to execute on its business restructuring plans. The following summarizes the company’s Phase II restructuring progress:

Target:	Reduce expense run rate[3] by $2 billion

Progress:	Achieved $2 billion target (on top of $2 billion already reduced in Phase I)

Target:	Reduce Cap Ex to $750 million

Progress:	On track — $199 million spent year-to-date (in addition to $700 million reduced in Phase I)

Target:	Reduce working capital[4] by $1 billion

Progress:	Reduced by $800 million (on top of the $3 billion already reduced in Phase I)

Target:	Reduce headcount by 15,000-20,000

Progress:	Reduced by 23,600, exceeding target (in addition to the 10,500 already reduced in Phase I and the 8,500 who accepted the voluntary retirement offer last July). As of March 31, 2002, Lucent’s work force was 56,000, excluding Agere.

         “As we work toward returning to profitability and positive cash flow, we will continue to monitor the market and take the appropriate actions to meet these goals,” said Russo. “With the momentum of the Phase II restructuring activities that are currently under way, and some work force reductions associated with reduced volumes, we now expect our headcount to be closer to 50,000 by the end of this fiscal year.

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         “Given the continuing market uncertainty, it’s clear that our breakeven point will need to be lower than the $4.25 billion that we had planned. We are now working toward a breakeven revenue figure that will be somewhat below $4 billion. This will mean identifying additional opportunities for further reductions and productivity improvements, which we are exploring now. This could result in an additional restructuring charge that we expect would be significantly less than the charge we recorded for Phase I. We intend to take a balanced approach in our planning so that we have the work force and product portfolio that will enable us to best meet our customers’ needs,” said Russo.

UPDATE ON FUNDING PLAN, CREDIT FACILITY AND BALANCE SHEET

         During the quarter, Lucent completed a convertible trust preferred security offering and sold its Billing and Customer Care business. Combined, these two transactions raised a total of about $2 billion in cash. “With the actions we’ve taken, we have more than enough funding to both complete our aggressive restructuring initiatives and provide the financial flexibility to meet the needs of the business,” said D’Amelio. As of March 31, 2002, the company had a cash balance of $4.8 billion and no outstanding balance under its credit facility. The total amount available under this facility is $1.5 billion. As of March 31, 2002, the company remained in full compliance with the financial covenants of the facility.

         In terms of the balance sheet, Lucent made improvements in key areas. Inventory declined by $318 million and accounts receivable declined by $367 million compared with Dec. 31, 2001. Days sales outstanding (the number of days required to collect a receivable) declined to 77 days, an improvement of 21 days on a sequential basis.

CONTINUING IMPROVEMENTS IN CASH FLOW, REDUCED VENDOR FINANCING COMMITMENTS

         During the quarter, Lucent improved its cash flow5 on a sequential basis by approximately $300 million to positive cash flow of $185 million, which includes a tax refund of $337 million that the company received during the quarter related to a fiscal year 2001 net operating loss carryback.

         The company also reduced its total vendor financing commitments to $2.2 billion from $2.5 billion at Dec. 31, 2001. “We’ve said this is a limited resource that we will use prudently, and our trend on vendor financing proves this out,” said D’Amelio.

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IMPACT OF RECENT TAX LEGISLATION

         Recent changes in tax legislation signed into law by President Bush on March 9, 2002, extended the net operating loss carryback period from two years to five years. This change in the tax legislation resulted in Lucent receiving an additional tax refund of $616 million in April, just after the close of the second fiscal quarter. However, because the net operating loss carryforward provisions were not coupled with foreign tax credit carryforward relief, the company established valuation allowances for certain foreign tax credits that are more likely than not to expire unused. This has resulted in a tax charge of $208 million, or six cents per share, in the second fiscal quarter.

GUIDANCE

         Commenting on guidance for the third fiscal quarter of 2002, D’Amelio said, “Because the market continues to be uncertain, we are not providing top line guidance for the third fiscal quarter. However, with the ongoing impact of our business restructuring program and assuming no significant change in current revenue levels, we expect to see modest sequential improvement, on a pro forma basis, in the bottom line for the third fiscal quarter of 2002.”

         In terms of profitability and positive operating cash flow, the company expects to reach these goals during fiscal 2003.

COMPANY ANNOUNCES VOLUNTARY EXCHANGE OFFER FOR OUTSTANDING STOCK OPTIONS

         In addition, the company announced today that its board of directors approved an offer that will enable eligible employees to voluntarily exchange certain outstanding stock options, most of which are priced well above current market levels, for the opportunity to receive a smaller number of shares at a market-based grant price that is expected to be established in November 2002.

         “During the past 18 months, Lucent has undertaken a major restructuring effort. Our employees have worked hard to drive $4 billion in expenses out of the business while simultaneously delivering a host of new revenue-generating products and services for the world’s largest service providers. With limited opportunity for performance bonuses and raises last year, and with past option grants priced at levels that offer little or no retention incentive, it is important to make this offer to retain our employees and to motivate them to continue to perform on behalf of our shareowners in an industry that is going through a very challenging period,” said Russo. This voluntary exchange offer excludes members of Lucent’s top senior management.

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SECOND FISCAL QUARTER 2002 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis, revenue for the second fiscal quarter of 2002 declined 40 percent to $3.52 billion compared with $5.91 billion in the year-ago quarter. The loss from continuing operations for the second fiscal quarter of 2002 was $595 million, or 19 cents per basic and diluted share, compared with a loss of $3.39 billion, or $1.00 per basic and diluted share recorded in the year-ago quarter. The loss from continuing operations for the second fiscal quarter of 2002 includes $60 million of net reversals of business restructuring charges and $69 million of amortization of goodwill and other acquired intangibles. The loss from continuing operations for the year-ago quarter includes $2.7 billion of business restructuring charges, $249 million of amortization of goodwill and other acquired intangibles and $180 million of pretax income from Lucent’s optical fiber business, which was sold in the first fiscal quarter of 2002.

         On an as-reported basis, the net loss for the second fiscal quarter of 2002 was $495 million, or 16 cents per basic and diluted share, compared with a net loss of $3.7 billion or $1.09 per basic and diluted share recorded in the year-ago quarter. The net loss in the current quarter includes income of $100 million, or 3 cents per basic and diluted share, related to discontinued operations. The net loss in the year-ago quarter includes a loss from discontinued operations of $308 million or 9 cents per basic and diluted share.

REVIEW OF OPERATIONS — THREE MONTHS ENDED MARCH 31, 2002

         On a sequential basis, pro forma revenues in the U.S. rose 12 percent to $2.43 billion and international revenues declined 16 percent to $1.09 billion. Compared with the year-ago quarter, revenues in the U.S. declined 35 percent and international revenues decreased 31 percent. This decline was primarily due to continuing reductions in capital spending by large service providers.

Mobility Solutions

         Revenues for the second fiscal quarter of 2002 were $1.58 billion, an increase of 8 percent sequentially and an increase of 4 percent compared with the year-ago quarter.

         Recent Mobility Solutions highlights include:

•	Announcing a high-speed data trial with Verizon Wireless in Washington, D.C., in which select business customers will have access to corporate applications such as intranet and e-mail at speeds up to 2.4 megabits-per-second.

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•	Agreements with Compaq and Option to accelerate the availability of devices compatible with Lucent’s 3G wireless equipment that enable users to take advantage of high-speed mobile data networks.

•	Orange U.K. selecting the Lucent MiLife™ Voice XML Gateway to offer such innovative services as voice-enabled Web and e-mail access on existing mobile phones.

•	Telefonica Celular, one of the largest mobile operators in Brazil, launching its commercial high-speed data and voice network using Lucent that enables high-speed services such as full-motion video, instant messaging and wireless Web browsing.

•	Supplying a 3G infrastructure for Verizon Wireless’s Express Network, which is being deployed commercially throughout the U.S.

Integrated Network Solutions (INS)

         Revenues for the second fiscal quarter of 2002 were $1.79 billion, a decrease of 5 percent sequentially and a decrease of 49 percent compared with the year-ago quarter.

         Recent INS highlights include:

•	Verizon named Lucent as its exclusive provider for future deployments of ring dense wavelength division multiplexing technology based on Lucent’s optical system for metropolitan areas.

•	Introduction of the LambdaUnite™ MultiService Switch with Deutsche Telekom as a trial customer. LambdaUnite is a new 40-gigabit system that provides a bridge between data-intense metro networks and the high-speed optical core. Sichuan Telecom of China also signed a contract to purchase and deploy this technology.

•	Availability of LambdaXtreme™ Transport – a next-generation system that carries network traffic farther and faster than ever before. Deutsche Telekom will conduct field trials of LambdaXtreme’s 40G capability in its network beginning this month.

•	Availability of the TMX 880™ MultiService Switch, which can handle multiple network traffic protocols (such as ATM and IP) in the network core.

•	Metro optical contracts with the Korean National Railroad and Slovenske Telecom of the Slovak Republic.

•	France Telecom and TSPA of Poland named Lucent as a key supplier of DSL systems; TSPA also bought SpringTide® IP Service Switches to support its nationwide IP network.

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DISCONTINUED OPERATIONS

         Lucent has accounted for the financial results of Agere as discontinued operations. Lucent’s financial information for discontinued operations will differ from the information reported by Agere Systems due to different assumptions and allocations required to be made by the two companies.

         The quarterly earnings conference call will take place today at 8:30 a.m. (EDT) and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through April 29.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or it improves at a slower pace than we anticipate; our ability to secure additional sources of funds if our sources of liquidity are unavailable; our credit ratings; our ability to comply with covenants and restrictions in our credit facility; our ability to complete our intended spinoff of Agere; our ability to continue to realize the benefits we expect from our restructuring program; our leverage and debt service obligations; our ability to compete effectively; our reliance on a limited number of key customers; our reliance on third parties to manufacture some of our products; the cost and other risks inherent in our long-term sales agreements; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our ability to continue to provide vendor financing; our product mix and ability to keep pace with technological advances in our industry; the complexity of our products; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; our ability to retain and recruit key personnel; changes in environmental health and safety law; rapid changes to existing regulations or technical standards; and the social, political and economic risks of our foreign operations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. In addition, see the prospectus and reports filed by Agere with the SEC for a further list and

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description of risks and uncertainties related to Agere. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

1 Pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, amortization of goodwill and other acquired intangibles. The results prior to the second fiscal quarter of 2002 also exclude our optical fiber business and the one-time gain associated with the sale of the optical fiber business. Pro forma results reflect income taxes calculated on a pro forma stand-alone basis.

2 The loss per share information reported in this release for all periods represents basic and diluted loss per share. As a result of the loss reported from continuing operations for the respective periods presented, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would reduce the loss. In addition, the pro forma and as-reported loss per share from continuing operations and the net loss per share for the three months ended March 31, 2002, and Dec. 31, 2001, includes the impact of preferred dividends and accretion of $40 million and $42 million, respectively.

3 All expense run rate numbers are annualized and exclude reserves for bad debt and vendor financing.

4 Working capital is defined as the change in accounts receivable and inventory, excluding the effect of non-cash charges and asset securitizations, and normalized for the change in quarterly sales.

5 Cash flow reported in this release includes cash from operations (excluding cash utilized for business restructuring and the impact of accounts receivable securitizations) and capital expenditures.

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LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended March 31, 2002, December 31, 2001 and March 31, 2001

Exhibit B	Consolidated statements of operations for the six months ended March 31, 2002 and March 31, 2001

Exhibit C	Consolidated balance sheets as of March 31, 2002, December 31, 2001 and September 30, 2001

Exhibit D	Summary financial data

Exhibit E	Quarterly reconciliation of pro forma results of operations to as reported results of operations

Exhibit A

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	March 31, 2002		December 31, 2001		March 31, 2001		% Change Pro Forma

	As Reported	Pro Forma(a)	As Reported	Pro Forma(a)	As Reported	Pro Forma(a)	2Q vs 1Q	2Q vs 2Q

Revenue	$3,516	$3,516	$3,579	$3,465	$5,907	$5,326	1.5%	(34.)%

Costs (b)	2,714	2,715	3,144	2,992	5,422	4,539	(9.3)%	(40.2)%

Gross margin	802	801	435	473	485	787	69.3%	1.8%

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	807	807	1,171	1,143	1,899	1,871	(29.4)%	(56.9)%

Amortization of goodwill and other acquired intangibles	69	—	74	—	249	—

Selling, general and administrative	876	807	1,245	1,143	2,148	1,871	(29.4)%	(56.9)%

Research and development	524	524	621	608	970	955	(13.8)%	(45.1)%

Business restructuring charges, reversals and asset impairments, net	(59)	—	(79)	—	2,174	—

Total operating expenses	1,341	1,331	1,787	1,751	5,292	2,826	(24.)%	(52.9)%

Operating loss	(539)	(530)	(1,352)	(1,278)	(4,807)	(2,039)	(58.5)%	(74.)%

Other income (expense), net	(37)	(37)	540	21	(77)	(67)	(276.2)%	(44.8)%

Interest expense	80	80	97	96	153	152	(16.7)%	(47.4)%

Loss from continuing operations before income taxes	(656)	(647)	(909)	(1,353)	(5,037)	(2,258)	(52.2)%	(71.3)%

Benefit from income taxes	(61)	(16)	(486)	(596)	(1,649)	(868)	(97.3)%	(98.2)%

Loss from continuing operations	(595)	(631)	(423)	(757)	(3,388)	(1,390)	(16.6)%	(54.6)%

Income (loss) from discontinued operations, net	100	—	—	—	(308)	—

Net loss	(495)	(631)	(423)	(757)	(3,696)	(1,390)	(16.6)%	(54.6)%

Preferred dividends and accretion	(40)	(40)	(42)	(42)	—	—	(4.8)%	NM

Net loss applicable to common shareowners	$(535)	$(671)	$(465)	$(799)	$(3,696)	$(1,390)	(16.)%	(51.7)%

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.19)	$(0.20)	$(0.14)	$(0.23)	$(1.00)	$(0.41)	(13.)%	(51.2)%

Basic and diluted net loss per share applicable to common shareowners	$(0.16)	$(0.20)	$(0.14)	$(0.23)	$(1.09)	$(0.41)

Weighted average number of common shares outstanding	3,422.6	3,422.6	3,416.3	3,416.3	3,400.8	3,400.8

Effective tax benefit (provision) rate (%) — continuing operations	9.3%	2.5%	53.5%	44.1%	32.7%	38.4%

(a)	For the three months ended December 31, 2001 and March 31, 2001, pro forma results exclude the results of Lucent’s optical fiber business, which was sold during the three months ended December 31, 2001, and the related $523 gain on the sale (see Exhibit E). For all periods presented, pro forma results exclude business restructuring charges, reversals and asset impairments, net and the amortization of goodwill and other acquired intangibles. Pro forma income taxes are reflected on a pro forma stand-alone basis.

(b)	For the three months ended March 31, 2002, business restructuring charges, reversals and asset impairments, net include a net reversal of inventory write-downs of $1, and for the three months ended December 31, 2001 and March 31, 2001, business restructuring charges, reversals and asset impairments, net include inventory write-downs of $11 and $536, respectively. All inventory reversals / charges associated with the restructuring program are recorded as a component of costs, and excluded from pro forma costs.

NM	Not meaningful

Exhibit B

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	Six Months Ended

	March 31, 2002		March 31, 2001		% Change
					Pro Forma
	As Reported	Pro Forma(a)	As Reported	Pro Forma(a)	2Q vs 2Q

Revenue	$7,095	$6,981	$10,253	$9,154	(23.7)%

Costs(b)	5,858	5,707	9,087	7,875	(27.5)%

Gross margin	1,237	1,274	1,166	1,279	(.4)%

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	1,978	1,950	3,493	3,436	(43.2)%

Amortization of goodwill and other acquired intangibles	143	—	510	—

Selling, general and administrative	2,121	1,950	4,003	3,436	(43.2)%

Research and development	1,145	1,132	1,982	1,950	(41.9)%

Business restructuring charges, reversals and asset impairments, net	(138)	—	2,174	—

Total operating expenses	3,128	3,082	8,159	5,386	(42.8)%

Operating loss	(1,891)	(1,808)	(6,993)	(4,107)	(56.)%

Other income (expense), net	503	(16)	(117)	(109)	(85.3)%

Interest expense	177	176	280	280	(37.1)%

Loss from continuing operations before income taxes	(1,565)	(2,000)	(7,390)	(4,496)	(55.5)%

Benefit from income taxes	(547)	(612)	(2,427)	(1,669)	(63.3)%

Loss from continuing operations	(1,018)	(1,388)	(4,963)	(2,827)	(50.9)%

Income (loss) from discontinued operations, net	100	—	(313)	—

Loss before extraordinary item and cumulative effect of accounting changes	(918)	(1,388)	(5,276)	(2,827)	(50.9)%

Extraordinary gain, net	—	—	1,154	—

Cumulative effect of accounting changes, net	—	—	(38)	—

Net loss	(918)	(1,388)	(4,160)	(2,827)	(50.9)%

Preferred dividends and accretion	(82)	(82)	—	—	NM

Net loss applicable to common shareowners	$(1,000)	$(1,470)	$(4,160)	$(2,827)	(48.)%

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.32)	$(0.43)	$(1.46)	$(0.83)	(48.2)%

Basic and diluted net loss per share applicable to common shareowners	$(0.29)	$(0.43)	$(1.23)	$(0.83)

Weighted average number of common shares outstanding	3,419.4	3,419.4	3,394.0	3,394.0

Effective tax benefit rate (%) — continuing operations	35.0%	30.6%	32.8%	37.1%

(a)	For all periods presented, pro forma results exclude the results of Lucent’s optical fiber business, which was sold during the first fiscal quarter of 2002, and the related $523 gain on the sale, business restructuring charges, reversals and asset impairments, net and the amortization of goodwill and other acquired intangibles (see Exhibit E). Pro forma income taxes are reflected on a pro forma stand-alone basis.

(b)	For the six months ended March 31, 2002 and 2001, total business restructuring charges, reversals and asset impairments, net include inventory write-downs of $10 and $536, respectively, which are recorded as a component of costs, and excluded from pro forma costs.

NM	Not meaningful

Exhibit C

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; $ in millions except share amounts)

	March 31,	December 31,	September 30,
	2002	2001	2001

Assets:

Cash and cash equivalents	$4,824	$3,069	$2,390

Receivables, less allowances of $419, $774 and $634, respectively	2,837	3,204	4,594

Inventories	2,413	2,731	3,646

Contracts in process, net	435	783	1,027

Deferred income taxes, net	2,361	2,639	2,658

Other current assets	1,839	1,945	1,788

Total current assets	14,709	14,371	16,103

Property, plant and equipment, net	2,821	3,059	4,416

Prepaid pension costs	5,022	4,739	4,958

Deferred income taxes, net	2,865	3,064	2,695

Goodwill and other acquired intangibles, net	1,283	1,357	1,466

Other assets	2,564	2,339	2,724

Net long-term assets of discontinued operations	1,082	1,270	1,302

Total assets	$30,346	$30,199	$33,664

Liabilities:

Accounts payable	$1,483	$1,263	$1,844

Payroll and benefit-related liabilities	1,033	1,262	1,500

Debt maturing within one year	82	77	1,135

Other current liabilities	4,216	4,776	5,285

Net current liabilities of discontinued operations	68	354	405

Total current liabilities	6,882	7,732	10,169

Postretirement and postemployment benefit liabilities	5,053	5,004	5,481

Company-obligated manditorily redeemable preferred securities of subsidiary trust	1,750	—	—

Long-term debt	3,238	3,262	3,274

Deferred income taxes, net	—	20	152

Other liabilities	1,517	1,716	1,731

Total liabilities	18,440	17,734	20,807

Commitments and contingencies

800% redeemable convertible preferred stock(a)	1,842	1,838	1,834

Shareowners’ equity:

Common stock(b)	34	34	34

Additional paid-in capital	21,669	21,683	21,702

Accumulated deficit	(11,190)	(10,695)	(10,272)

Accumulated other comprehensive income (loss)	(449)	(395)	(441)

Total shareowners’ equity	10,064	10,627	11,023

Total liabilities, redeemable preferred stock and shareowners’ equity	$30,346	$30,199	$33,664

(a)	$1.00 per share par value; 1,885,000 shares issued and outstanding as of March 31, 2002, December 31, 2001 and September 30, 2001; $1,000.00 per share redemption value.

(b)	$0.01 per share par value; 10,000,000,000 authorized shares; 3,426,881,404 issued and 3,426,230,197 outstanding as of March 31, 2002, 3,421,744,682 issued and 3,421,093,475 outstanding as of December 31, 2001 and 3,414,815,908 issued and 3,414,167,155 outstanding as of September 30, 2001.

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

		Three months ended

		March 31,	December 31,	March 31,
		2002	2001	2001

Pro Forma Results by Segment

Total Revenues	Integrated Network Solutions (INS)	$1,792	$1,883	$3,540

	Mobility	1,579	1,468	1,520

	Other	145	114	266

	Total pro forma revenues	$3,516	$3,465	$5,326

U.S. Revenues	INS	$987	$1,018	$2,281

	Mobility	1,347	1,072	1,262

	Other	93	81	195

	Total pro forma revenues - U.S.	$2,427	$2,171	$3,738

Non-U.S. Revenues	INS	$805	$865	$1,259

	Mobility	232	396	258

	Other	52	33	71

	Total pro forma revenues - Non-U.S.	$1,089	$1,294	$1,588

Operating income (loss)

	INS	$(442)	$(909)	$(1,501)

	Mobility	190	(159)	(145)

	Total segment operating loss	(252)	(1,068)	(1,646)

	Other	(278)	(210)	(393)

	Pro forma operating loss	$(530)	$(1,278)	$(2,039)

Percentage-of-Revenues Analysis - Pro Forma

Costs		77.2%	86.3%	85.2%

Gross margin		22.8%	13.7%	14.8%

Selling, general and administrative		23.0%	33.0%	35.1%

Research and development		14.9%	17.5%	17.9%

Total operating expenses		37.9%	50.5%	53.1%

Operating loss		(15.1)%	(36.9)%	(38.3)%

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

	Three months ended

	March 31,	December 31,	March 31,
	2002	2001	2001

Cash Flows from Continuing Operations

Operating	$(64)	$(408)	$(1,548)

Investing	$184	$2,142	$(408)

Financing	$1,625	$(1,036)	$(278)

	March 31,	December 31,	September 30,
	2002	2001	2001

Other Information

Debt to capital(a)	33.5%	23.9%	28.6%

Working capital(b)	7,895	6,993	6,339

Current ratio	2.1	1.9	1.6

Days sales outstanding (DSO) - 2 point average	77	98	80

Employees	56,000	62,000	77,000

(a)	defined as the ratio of total debt (which includes the Company-obligated manditorily redeemable preferred securities of subsidiary trust) to total capital (debt plus equity).

(b)	excludes net current liabilities from discontinued operations of $68, $354 and $405 at March 31, 2002, December 31, 2001, and September 30, 2001, respectively.

Customer Financing

	March 31, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,204	$987	$217

Available but not drawn	804	787	17

Not available	216	201	15

Total	$2,224	$1,975	$249

	December 31, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,169	$788	$381

Available but not drawn	971	938	33

Not available	347	262	85

Total	$2,487	$1,988	$499

	September 30, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$2,956	$2,528	$428

Available but not drawn	1,447	1,411	36

Not available	911	655	256

Total	$5,314	$4,594	$720

Exhibit E

LUCENT TECHNOLOGIES INC AND SUBSIDIARIES
Quarterly pro forma results of operations
(Unaudited; amounts in millions, except per share amounts)

	Three months ended					Three months ended
					Year ended
	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,	March 31,
	2000	2001	2001	2001	2001	2001	2002

PRO FORMA RESULTS
Revenue	$3,828	$5,326	$5,365	$4,752	$19,271	$3,465	$3,516

Costs	3,336	4,539	4,618	4,206	16,699	2,992	2,715

Gross margin	492	787	747	546	2,572	473	801

OPERATING EXPENSES

Selling, general and administrative	1,565	1,871	1,786	1,136	6,358	1,143	807

Research and development	995	955	774	725	3,449	608	524

Total operating expenses	2,560	2,826	2,560	1,861	9,807	1,751	1,331

Operating loss	(2,068)	(2,039)	(1,813)	(1,315)	(7,235)	(1,278)	(530)

Other income (expense), net	(42)	(67)	(182)	(64)	(355)	21	(37)

Interest expense	128	152	115	123	518	96	80

Loss from continuing operations before income taxes	(2,238)	(2,258)	(2,110)	(1,502)	(8,108)	(1,353)	(647)

Benefit for income taxes(a)	(801)	(868)	(783)	(568)	(3,020)	(596)	(16)

Loss from continuing operations	(1,437)	(1,390)	(1,327)	(934)	(5,088)	(757)	(631)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.42)	$(0.41)	$(0.39)	$(0.28)	$(1.50)	$(0.23)	$(0.20)

PRO FORMA ADJUSTMENTS

Business restructuring charges, reversals and asset impairments, net(b)	—	(2,710)	(684)	(8,022)	(11,416)	68	60

Amortization of goodwill and other acquired intangibles	(261)	(249)	(233)	(178)	(921)	(74)	(69)

Pretax income (loss) of optical fiber business(c)	146	180	182	33	541	(73)	—

Gain on the sale of the optical fiber business	—	—	—	—	—	523	—

Tax impact	(23)	781	184	1,772	2,714	(110)	45

AS REPORTED RESULTS

Loss from continuing operations	(1,575)	(3,388)	(1,878)	(7,329)	(14,170)	(423)	(595)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.47)	$(1.00)	$(0.55)	$(2.16)	$(4.18)	$(0.14)	$(0.19)

Income (loss) from discontinued operations, net	(5)	(308)	(1,360)	(1,499)	(3,172)	—	100

Extraordinary gain, net	1,154	—	—	28	1,182	—	—

Cumulative effect of accounting changes, net	(38)	—	—	—	(38)	—	—

Net loss	(464)	(3,696)	(3,238)	(8,800)	(16,198)	(423)	(495)

Preferred dividends and accretion	—	—	—	(28)	(28)	(42)	(40)

Net loss applicable to common shareowners	$(464)	$(3,696)	$(3,238)	$(8,828)	$(16,226)	$(465)	$(535)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(1.09)	$(0.95)	$(2.59)	$(4.77)	$(0.14)	$(0.16)

Weighted average number of common shares outstanding	3,387.2	3,400.8	3,405.2	3,412.2	3,400.7	3,416.3	3,422.6

(a)	Pro forma income taxes are reflected on a pro forma stand-alone basis.

(b)	For the three months ended March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001 and March 31, 2002 business restructuring charges, reversals and asset impairments, net include inventory write-downs (reversals) of $536, $143, $580, $11 and ($1), respectively, which are recorded as a component of costs, and excluded from pro forma costs.

(c)	For the three months ended December 31, 2000, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, revenues from the optical fiber business were $518, $581, $521, $403 and $114, respectively.